UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of: Commerce Bank/Harrisburg, National Association Harrisburg, Pennsylvania	) ) AA-EC-07-74 )

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiners and other staff, is conducting an investigation of Commerce Bank/Harrisburg, National Association, Harrisburg, Pennsylvania (“Bank”).  Certain issues arising from the investigation have been communicated to the Bank.
The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order, dated February 5, 2008 (“Stipulation and Consent”), that is accepted by the Comptroller.  By that Stipulation and Consent, which is incorporated by reference herein, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller to ensure that the Bank operates in a safe and sound manner, consistent with all applicable laws, rules and regulations.
Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

Restrictions on Transactions with Certain Parties

(1)           As of the effective date of this Order, the Bank shall engage in any new transactions (including Coordinated Transactions) or enter into any new oral or written contracts or agreements with any Insider or their Related Parties or with any Designated Party only:
(a)           after receiving written notification that the OCC does not object;
(b)           pursuant to a detailed policy regarding such transactions, contracts or agreements for which the Bank has received written notification that the Comptroller does not object; or
(c)           as provided in Article I or Article II of this Order.

(2)           The restrictions contained in paragraph (1) above shall not apply:
(a)           to any goods or services provided to the Bank by an Insider or their Related Parties or by a Designated Party which aggregate to an amount or value of $10,000 or less per calendar year on an individual basis for each Insider or each such Insider’s individual Related Parties, or each individual Designated Party, if provided to the Bank on terms and conditions that the Bank determines are no less favorable to the Bank than existing market terms and conditions;
(b)           to any goods or services provided by the Bank to Insiders or their Related Parties or to Designated Parties which:
(i)           aggregate to an amount or value of $25,000 or less per calendar year on an individual basis for each Insider or each such Insider’s individual Related Parties or each individual Designated  Party, if provided by the Bank on terms and conditions that the Bank determines are no less favorable to the Bank than existing market terms and conditions; or
(ii)           are provided on such terms and conditions as are advertised to and available to the general public.
(c)           to the payment or award of compensation or other benefits or payments, either direct or indirect, associated with status as an employee, officer or director of the Bank to an Insider as remuneration for, or in connection with, their services as employees, officers or directors of the Bank;

(d)           to transactions involving existing or future deposit accounts at the Bank held by an Insider or any of  their Related Parties or held by a Designated  Party, that are on terms and conditions available to the general public,
(e)           to existing or future extensions of credit by the Bank to an Insider;
(f)           to existing or future extensions of credit by the Bank to a Related Party of an Insider or a Designated Party that are made on terms and conditions available to the general public; or
(g)           to other Bank products or services provided to an Insider or their Related Parties or to a Designated Party that are provided on terms and conditions available to the general public;
(3)           The Bank shall, within thirty (30) days of the end of each calendar quarter beginning with the quarter ending March 31, 2008, prepare a list of all individuals or entities that as of the effective date of this Order were, or at any time since the effective date of this Order have become, Bank Vendors.
(4)           The Bank shall require each Insider, within forty-five (45) days of the end of each calendar quarter beginning with the quarter ending March 31, 2008, to disclose in writing to the Bank the information described in this paragraph:
(a)           a list containing each Insider’s Related Parties, describing the Insider’s relationship with each;
(b)          a description of all transactions (including Coordinated Transactions) conducted and all oral or written contracts or agreements entered into or outstanding during the immediately preceding calendar quarter (which shall commence with respect to the quarter ending March 31, 2008), between an Insider or any of their Related Parties and the Bank (other than transactions, contracts or agreements permitted by Article I or Article II of this Order); and

(c)           a description of all transactions (including Coordinated Transactions) conducted and all oral or written contracts or agreements entered into or outstanding during the immediately preceding calendar quarter (which shall commence with respect to the quarter ending March 31, 2008) between the Insider and any individual or Company on the Bank Vendor list for that calendar quarter (other than transactions, contracts or agreements by such Insider (i) that aggregate to an amount or value of $1,000 or less during the calendar quarter, (ii) that were on such terms and conditions as are or were available to the general public or similarly situated businesses (including discounts and rate, fee, or price reductions believed in good faith to be available to the general public or similarly situated businesses), or (iii) that were negotiated by the Bank and equally benefit all Bank employees); and
(d)           a description of all transactions (including Coordinated Transactions) conducted and all oral or written contracts or agreements entered into or outstanding during the immediately preceding calendar quarter (which shall commence with respect to the quarter ending March 31, 2008) between any Related Party of the Insider and a Bank Vendor (other than transactions, contracts or agreements by such Insider’s Related Parties (i) that aggregate to an amount or value of $1,000 or less during the calendar quarter, (ii) that were on such terms and conditions as are or were available to the general public or similarly situated businesses (including discounts and rate, fee, or price reductions believed in good faith to be available to the general public or similarly situated businesses),  or (iii)  that were negotiated by the Bank and equally benefit all Bank employees).

(5)           Within seventy-five (75) days of the end of each calendar quarter beginning with the quarter ending March 31, 2008, the Bank shall produce a report to the OCC containing the information described in this paragraph:
(a)            A summary of the information provided by Insiders pursuant to paragraph (4) of this Article;
(b)           A description of all transactions (including Coordinated Transactions) conducted and all oral or written contracts or agreements entered into or outstanding during the immediately preceding calendar quarter between any Designated Party and the Bank (other than transactions, contracts or agreements permitted by Article I or Article II of this Order).

ARTICLE II

Existing Relationships with Certain Parties

(1)           The Bank may continue existing written contracts and agreements with Insiders or their Related Parties or with Designated Parties, but shall neither renew or extend any such contracts or agreements nor enter into any new oral or written contracts or agreements with Insiders or their Related Parties or with Designated Parties, except those permitted by Article I or detailed in the Transition Plan implemented by the Bank following the procedures provided in this Article.
(2)           Within sixty (60) days of the effective date of this Order, the Bank shall provide a Transition Plan for review by the OCC.  After receiving written notification that the OCC does not object to the Transition Plan, the Bank shall immediately implement and thereafter adhere to the Transition Plan.  The Bank shall not make any changes or modifications to the Transition Plan without first receiving written notification that the OCC does not object to such changes or modifications.

 (3)           With respect to all oral or written contracts and agreements with Insiders or their Related Parties, or Designated Parties, existing as of the effective date of this Order, except those permitted by Article I, the Transition Plan shall:
(a)           Provide a description of all such contracts and agreements;
(b)           Provide an evaluation by the Bank as to whether it is in the best interests of the Bank to seek to terminate any such contract or agreement.  The Bank may take into account the legal, financial, operational and customer impact of such a termination, including any potential liabilities related to terminating the contract or agreement;
(c)           If the Bank determines that terminating such contract or agreement is in the best interests of the Bank, the Bank shall detail the steps the Bank will seek to take, including anticipated timeframes, to seek to terminate such contract or agreement; and
(d)           Detail all payments made to or received from such Insiders and their Related Parties and Designated Parties pursuant to such contracts or agreements since January 1, 2007, other than under contracts or agreements permitted under Article I, and all payments expected to be made to or received from such Insiders and their Related Parties and Designated Parties pursuant to such contracts or agreements through the remainder of the contract or agreement as provided and/or anticipated under the Transition Plan.

  ARTICLE III

Review

(1)           Within sixty (60) days of the effective date of this Order, the Bank shall perform the review described in the OCC’s letter to the Board of Directors dated February 5, 2008, and provide the results of the review to the OCC.

ARTICLE IV

Compliance

(1)           The Board of Directors shall be responsible for ensuring compliance with all aspects of this Order.
(2)           In each instance in which the Bank is required or permitted to submit a proposal to the OCC, and each instance in which the Bank is required to obtain notice that the OCC does not object prior to acting, any decision by the OCC concerning such matters shall be within the sole discretion of the OCC.
        (3)           The Bank shall fully and timely comply with any OCC request for information, and shall ensure that each Insider fully and timely complies with any OCC request for information.
(4)           The Bank shall not take any action or make, nor permit any Bank officer, director, employee or agent, to take any action or to make, any public statement denying, directly or indirectly, the specific acts, omissions, or violations referenced in this Order, if any, or otherwise creating the impression that this Order is without factual basis, other than in defense to any charges made against the Bank in any administrative, criminal, or civil proceeding.

ARTICLE V

Definitions

(1)           The term “Coordinated Transaction” means any transaction involving the sharing or division of costs or benefits with the Bank.
(2)           The term “Insider” means a Current Director or Senior Executive Officer.
            (3)           The term “Current Director or Senior Executive Officer” means any person who is a Director or Senior Executive Officer at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III.  The terms “Director” and “Senior Executive Officer” shall have the same meanings as the definitions of those terms in 12 C.F.R. § 5.51.
(4)           The term “Related Party” means any Company which, at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III, is a Related Interest of an Insider, each individual who, at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III, is a member of the Immediate Family of an Insider, and any Company over which any such Immediate Family member has Control at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III.  Notwithstanding anything in this Order to the contrary, the terms Insider, Related Party and Designated Party do not include Commerce Bank, N.A., Philadelphia, PA (“Commerce Philadelphia”) or Commerce Bancorp, Inc., or any of their subsidiaries or affiliates, or any successors thereto, and, for avoidance of doubt, shall not apply to any services of the type previously provided by InterArch, Inc., that are provided by employees of Commerce Philadelphia or any subsidiary or affiliate thereof, or any successors thereto.

(5)           The terms “Company,” “Related Interest,” “Immediate Family” and “Control” shall have the same meaning as the definitions of those terms in § 215.2.
(6)           The term “Designated Party” means:
(a)           Any person who was at any time since January 1, 1998, a Director or Senior Executive Officer, but is no longer a Director or Senior Executive Officer as of the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III;
(b)           Any Company over which the Bank knows that such person has Control at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III;
(c)           Each individual who, at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III, the Bank knows is a member of such person’s Immediate Family; and
(d)           Any Company over which the Bank knows that any such Immediate Family member has Control at the date of the applicable transaction, contract, agreement, report, plan or the review referred to in Article III.
(7)           The term “Bank Vendor” means any RE Principal, RE Principal Agent, RE Service Providers, RE Subcontractor and any other Company or individual with whom the Bank entered into any oral or written contract or agreement or whom the Bank otherwise retained to provide any goods or services to the Bank, and is expected to receive more than $100,000 from the Bank in the current calendar year, or who received more than $100,000 from the Bank in the immediately preceding calendar year.  Provided however, notwithstanding anything in this Order to the contrary, for purposes of this definition, in no instance shall a party be deemed to be a “Bank Vendor” with respect to any actual or proposed activity that occurred prior to January 1, 2007.  For avoidance of doubt, the term “Bank Vendor” does not include a party with whom the Bank did not enter into any oral or written contract or agreement and did not otherwise retain to provide goods and services to the Bank.

 (8)           The term “Real Estate Related Activity” means any ongoing or completed  transaction by or with the Bank involving (i) the conveyance of an interest in real estate, or (ii) real estate improvements, whether relating to new or existing facilities, and includes, but is not limited to, the purchase by or lease to the Bank of land or real estate improvements, the sale by or lease from the Bank of land or real estate improvements, real estate brokerage activity, work relating to obtaining local approvals and permits, construction management, site development, real estate consulting services, all aspects of construction (e.g., carpentry, roofing, electricity, lighting, water, sewage, utilities, painting, roads, driveways, sidewalks, parking lots), architecture, interior design, interior decoration, landscaping, surveys, appraisal services, escrow services, title services, real estate legal services, procurement and maintenance of furniture or fixtures, space planning and management and renovations.  For avoidance of doubt, the term “Real Estate Related Activity” does not include transactions as to which the Bank did not enter into any oral or written contract or agreement.
(9)           The term “RE Principal” means, with respect to any land or real estate improvements, each Company or individual that is the actual or proposed seller, buyer, lessor or lessee in regard to Real Estate Related Activity occurring during the current calendar year or during the immediately preceding calendar year.  Provided that, notwithstanding anything in this Order to the contrary, for purposes of this definition, in no instance shall a party be deemed to be a “RE Principal” with respect to any actual or proposed activity that occurred prior to January 1, 2007, or with respect to any activity as to which the Bank did not enter into any oral or written contract or agreement.

(10)           The term “RE Principal Agent” means each Company or individual, to the extent known to the Bank, acting on behalf of a RE Principal in a transaction that is defined as Real Estate Related Activity, including, but not limited to, each real estate agent or broker, to the extent known to the Bank, acting on behalf of a RE Principal, or expected to be paid by a RE Principal in a transaction that occurred during the immediately preceding calendar year or that is expected to occur during the current calendar year.  Provided that, notwithstanding anything in this Order to the contrary, for purposes of this definition, in no instance shall a party be deemed to be a “RE Principal Agent” with respect to any actual or proposed activity that occurred prior to January 1, 2007, or with respect to any activity as to which the Bank did not enter into any oral or written contract or agreement.
(11)           The term “RE Service Provider” means any Company or individual, which, pursuant to a contract or agreement with the Bank, performs or is proposed to perform work relating to Real Estate Related Activity and is expected to receive more than $100,000 from the Bank in the current calendar year, or who received more than $100,000 from the Bank in the immediately preceding calendar year.  Provided that, notwithstanding anything in this Order to the contrary, for purposes of this definition, in no instance shall a party be deemed to be a “RE Service Provider” with respect to any actual or proposed activity that occurred prior to January 1, 2007, or with respect to any activity as to which the Bank did not enter into any oral or written contract or agreement.
(12)           The term “RE Subcontractor” means any Company or individual, who, pursuant to any oral or written contract or agreement with a RE Service Provider relating to Real Estate Related Activity and who, to the knowledge of the Bank, is expected to receive more than $100,000 in the current calendar year or received more than $100,000 in the immediately preceding calendar year with respect to Real Estate Related Activity.  Provided that, notwithstanding anything in this Order to the contrary, for purposes of this definition, in no instance shall a party be deemed to be a “RE Subcontractor” with respect to any actual or proposed activity that occurred prior to January 1, 2007.

(13)           The term “Transition Plan” means that plan described in Article II of this Order.
(14)           The term “OCC” means the Office of the Comptroller of the Currency.
(15)           Notwithstanding anything in this Order to the contrary, the terms Bank Vendor, RE Principal, RE Principal Agent, RE Service Provider, and RE Subcontractor do not include Commerce Philadelphia, Commerce Bancorp Inc., or any of their subsidiaries or affiliates, or any successors thereto.

  ARTICLE VI

Closing

(1)           Although the Bank is required to submit certain proposed actions, policies and procedures for the review by the OCC, and the OCC may provide written notice to the Bank that it does not object to such proposed actions, policies or procedures, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)           Subject to the provisions of Article IV, paragraph (1) of the Stipulation and
Consent, it is expressly and clearly understood that if at any time the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from doing so.

(3)           Any time limitations imposed by this Order shall begin to run from the effective date of this Order, unless otherwise stated.  All submissions required to be made pursuant to this Order shall be addressed to:

Deputy Comptroller
Mid-Size Bank Supervision
Office of the Comptroller of the Currency
250 E. Street, S.W.
Washington, D.C.  20219

with a copy addressed to:

William D. Haas
Assistant Deputy Comptroller
Midsize Bank Supervision
440 South LaSalle, Suite 2700
Chicago, IL 60605

(4)           The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
(5)           In each instance in this Order in which the Bank or the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)           Authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings pursuant to the terms of this Order;

(b)           Require the timely reporting by Bank management of such actions directed by the Board to be taken pursuant to the terms of this Order;
(c)           Follow-up on any non-compliance with such actions in a timely and appropriate manner; and
(d)           Require corrective action be taken in a timely manner of any non-compliance with such actions.
(6)           This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
(7)           The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 5th day of February, 2008.

 /s/ Timothy W. Long
Timothy W. Long
Senior Deputy Comptroller
Mid-Size/Community Bank Supervision